SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2017, the Board of Directors of Waste Management, Inc. (the “Company”) elected Ms. Devina A. Rankin to serve as Senior Vice President, Chief Financial Officer and Treasurer.

Ms. Rankin, age 41, had been serving as Vice President, Treasurer and Acting Chief Financial Officer since January 11, 2017. Ms. Rankin had previously served as the Company’s Vice President and Treasurer since August 2012, having been promoted from the position of Assistant Treasurer. She joined the Company in 2002 and has held a number of corporate finance positions of increasing responsibility during her tenure. Ms. Rankin began her career at Arthur Andersen, a public accounting firm, in 1999. Ms. Rankin earned a Bachelor of Business Administration and a Master of Science degree in accounting from Texas A&M University and is a certified public accountant licensed in Texas.

In connection with her promotion, Ms. Rankin’s annual base salary was increased to $500,000, and her target annual cash incentive will be 90% of her base salary in effect from the date of her promotion, increased from 50% of her base salary in effect prior to her promotion. On February 28, 2017, she also received 11,268 performance share units and 25,907 stock options under the Company’s 2014 Stock Incentive Plan (the “Plan”). The material terms of such equity awards are the same as the terms of our named executive officers’ awards set forth below.

On February 28, 2017, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company granted equity awards under the Plan to each of the Company’s currently-serving named executive officers (collectively, the “Executives”).

Each of the Executives, which includes James C. Fish, Jr., President and Chief Executive Officer; James E. Trevathan, Jr., Executive Vice President and Chief Operating Officer; Jeff M. Harris, Senior Vice President — Operations and John J. Morris, Jr., Senior Vice President — Operations, received performance share units and stock options. The number of performance share units granted to each of the Executives is as follows: Mr. Fish — 56,338; Mr. Trevathan — 24,226; Mr. Harris — 16,902 and Mr. Morris — 16,902. The material terms of the performance share units are described below.

Performance Share Units

Performance Calculation Date (“PCD”)	As of December 31, 2019; award (if any) paid out after completion of the audit of the Company’s 2019 year-end financial statements and certification by the Committee of actual level of achievement (“payment date”).

Performance Measure	50% of the PSUs will have an adjusted free cash flow performance measure, and 50% of the PSUs will have a total shareholder return relative to the S&P 500 performance measure, in each case as set forth in the award agreement filed as an exhibit hereto.

Range of Possible Awards	0 — 200% of targeted amount, plus accrued dividend equivalents, based on actual results achieved.

Termination of Employment

Death or Disability before PCD	Payable on payment date as if participant had remained an active employee through PCD.

Involuntary Termination for Cause or Voluntary Resignation before PCD	Immediate forfeiture.

Involuntary Termination other than for Cause or Qualifying Retirement before PCD	Payable on payment date based on actual results, prorated based on portion of performance period completed prior to termination of employment. In the case of Mr. Trevathan, such amount will not be prorated in the event his qualifying retirement occurs on or after December 31, 2018.

Change in Control before PCD	Performance measured prior to the change in control and paid on prorated basis on actual results achieved up to such date. Thereafter, participant also generally receives a replacement award of restricted stock units in the successor entity generally equal to the number of PSUs that would have been earned had no change in control occurred and target performance levels had been met from the time of the change of control through December 31, 2019, adjusted for any conversion factors in the change in control transaction. The new restricted stock units in the successor entity would vest on December 31, 2019.

The Committee also granted stock options to the Executives to purchase the following number of shares of the Company’s common stock: Mr. Fish — 129,534; Mr. Trevathan — 55,699; Mr. Harris — 38,860 and Mr. Morris — 38,860. The material terms of the stock options are described below.

Stock Options

Vesting Schedule	25% on first anniversary; 25% on second anniversary; and 50% on third anniversary.

Term	10 years from date of grant.

Exercise Price	Fair Market Value on date of grant—$73.335.

Termination of Employment

Death or Disability	All options immediately vest and remain exercisable for one year, but in no event later than the original term.

Qualifying Retirement	Continued vesting and exercisability for three years, but in no event later than the original term.

Involuntary Termination other than for Cause or Voluntary Resignation	All vested options remain exercisable for 90 days, but in no event later than the original term.

Involuntary Termination for Cause	All options are forfeited, whether or not exercisable.

Involuntary Termination or Resignation for Good Reason following a Change in Control	All options immediately vest and remain exercisable for three years, but in no event later than the original term.

The form of award agreement for the equity awards granted to Messrs. Fish, Harris and Morris and Ms. Rankin is filed as exhibit 10.1 to this Form 8-K, and the award agreement for the equity awards granted to Mr. Trevathan is filed as exhibit 10.2 to this Form 8-K. The descriptions of the material terms of the awards are qualified in their entirety by reference to the applicable award agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of 2017 Senior Leadership Team Award Agreement

10.2	2017 Senior Leadership Team Award Agreement with Mr. James E. Trevathan, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: March 3, 2017	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and Chief Legal Officer

Exhibit Index

Exhibit No.	Description of Exhibit

10.l	Form of 2017 Senior Leadership Team Award Agreement

10.2	2017 Senior Leadership Team Award Agreement with Mr. James E. Trevathan, Jr.